ASSET PURCHASE AGREEMENT

                                     between

                    BIOSEARCH MEDICAL PRODUCTS, INC., Seller,

                                       and

                           C.R. BARD, INC., Purchaser

                        --------------------------------
                            Dated: February 25, 1999
                        --------------------------------
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                                TABLE OF CONTENTS
                                                                           Page
                                                                           ----

ARTICLE I
PURCHASE AND SALE .........................................................  1

       1.1  Purchased Assets ..............................................  1
       1.2  No Assumed Liabilities ........................................  2
       1.3  Purchase Price ................................................  2
       1.4  Payment of Purchase Price .....................................  2
       1.5  Allocation of Purchase Price ..................................  3
       1.6  The Closing ...................................................  3
       1.7  Sales and Transfer Taxes and Fees .............................  4

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLER ..................................  4

       2.1  Due Organization; Good Standing ...............................  4
       2.2  Corporate Authorization; Binding Effect .......................  5
       2.3  Absence of Default; Non-Contravention; No Liens ...............  6
       2.4  Fixed Assets ..................................................  7
       2.5  Real Property Lease ...........................................  7
       2.6  Litigation ....................................................  8
       2.7  Compliance with Laws ..........................................  8
       2.8  Environmental Matters .........................................  9
       2.9  Third Party and Governmental Consents .........................  9
       2.10 Trademarks, Copyrights, etc. .................................. 10
       2.11 Product Liability ............................................. 11
       2.12 Disclosure .................................................... 12

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PURCHASER ............................... 13

       3.1  Due Organization; Good Standing ............................... 13
       3.2  Corporate Authorization; Binding Effect ....................... 14
       3.3  No Breach ..................................................... 15

ARTICLE IV
COVENANTS AND OTHER AGREEMENTS ............................................ 15

       4.1  Risk of Loss; Casualty ........................................ 15
       4.2  Covenants of Seller ........................................... 16
       4.3  Access to Property and Records ................................ 18
       4.4  Material Events ............................................... 18
       4.6  Public Announcements .......................................... 18
       4.7  Indemnification ............................................... 20
       4.8  Other Rights and Remedies Not Affected ........................ 24
       4.9  Survival of Representations and Warranties .................... 25


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                                TABLE OF CONTENTS
                                                                           Page
                                                                           ----

       4.10 Termination ................................................... 25
       4.11 Confidentiality ............................................... 26
       4.12 Other Negotiations ............................................ 27

ARTICLE V
CONDITIONS PRECEDENT TO CLOSING ........................................... 27

       5.1  Conditions Precedent to Purchaser's Obligations ............... 27
       5.2  Conditions Precedent to Seller's Obligations .................. 30

ARTICLE VI
MISCELLANEOUS ............................................................. 33

       6.1  Entire Understanding; Amendment ............................... 33
       6.2  Confidentiality ............................................... 33
       6.3  Further Assurances ............................................ 33
       6.4  Binding Effect ................................................ 34
       6.5  Assignment .................................................... 34
       6.6  Waiver ........................................................ 34
       6.7  Counterparts .................................................. 34
       6.8  Section Headings; Exhibits; Schedules ......................... 34
       6.9  Governing Law ................................................. 35
       6.10 Notices ....................................................... 35
       6.11 Expenses ...................................................... 36
       6.12 Certificates as Representations ............................... 36
       6.13 Interpretation ................................................ 36


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

                            ASSET PURCHASE AGREEMENT

      AGREEMENT made this 25th day of February, 1999 between BIOSEARCH MEDICAL PRODUCTS, INC., a New Jersey corporation, having its principal place of business at 35A Industrial Parkway, Somerville, New Jersey 08876-1276 ("Seller"), and C.R. BARD, INC., a New Jersey corporation, having its principal place of business at 730 Central Avenue, Murray Hill, New Jersey 07974 ("Purchaser")

      WHEREAS, Seller, among other things, is engaged in the business of manufacturing coatings, manufacturing and coating medical products, and providing other related services with respect to coatings and medical products; and

      WHEREAS, Seller is the owner of certain technology, know-how and equipment having utility for dipping intermittent urological catheters in hydrophilic coating; and

      WHEREAS, Seller desires to sell and Purchaser desires to purchase such technology, know-how and equipment of Seller, upon the terms and subject to the conditions herein.

      NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein; the parties agree as follows:

                                    ARTICLE I

                                PURCHASE AND SALE

      1.1 Purchased Assets. Subject to the terms and conditions set forth in this Agreement, Seller hereby agrees to sell, assign, transfer and deliver to Purchaser, and Purchaser hereby agrees to purchase from Seller, on the Closing Date, the following assets, rights and interests of Seller (collectively, the "Purchased Assets"), free and clear of all liens and encumbrances:

            (a) The equipment and other fixed assets listed in Schedule 1.1(a), which is attached hereto and incorporated herein (collectively, the "Fixed Assets");

            (b) All technology, trade secrets, patent applications, issued patents, know-how, manufacturing processes and procedures, formulae, quality control procedures, test procedures, specifications, protocols, drawings, designs and other proprietary information relating to Seller's methods of applying hydrophilic coatings to intermittent urological catheters in existence on the date hereof or hereafter invented or acquired by Seller (collectively, the "Methods").

      1.2 No Assumed Liabilities. Purchaser shall assume no obligations or liabilities of Seller whatsoever, whether known or unknown, matured or unmatured, absolute or contingent, whether relating to the Purchased Assets or otherwise.

      1.3 Purchase Price. In consideration of the transfer of the Purchased Assets as provided herein, Purchaser shall pay to Seller a purchase price equal to Six Hundred Fifty Thousand Dollars ($650,000) (the "Purchase Price").

      1.4 Payment of Purchase Price. The Purchase Price shall be paid by Purchaser to Seller as follows: (a) $200,000, which has been paid and the receipt of which is hereby acknowledged by Seller pursuant to the Standstill Letter Agreement between the parties dated August 14, 1998, as amended; and (b) $450,000 to be paid at


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Closing by Purchaser to Seller by wire transfer of immediately available funds to a bank designated in writing by Seller.

      1.5 Allocation of Purchase Price. The Purchase Price for the Purchased Assets shall be allocated to the Purchased Assets (the "Purchase Price Allocation") as follows: (a) Methods: $400,000; (b) Fixed Assets: $250,000. Seller and Purchaser each agree to timely file or cause to be filed Internal Revenue Service Form 8594 with the Internal Revenue Service for the taxable year that includes the Closing Date, in accordance with the requirements of Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder. Seller and Purchaser shall allocate the Purchase Price on Form 8594 consistently with the Purchase Price Allocation.

      1.6 The Closing. The closing of the transactions contemplated hereby (the "Closing") shall take place at 12:00 p.m. on the 25th day of February, 1999, unless mutually agreed to otherwise by the parties, at the offices of Shanley & Fisher, P.C., 131 Madison Avenue, Morristown, New Jersey 07962. The time and date of the Closing is referred to in this Agreement as the "Closing Date". The transfer, assignment and delivery of the Purchased Assets shall be effected by a bill of sale and assignment substantially in the form attached hereto as Exhibit A, which is attached hereto and incorporated herein (the "Bill of Sale and Assignment") and such other assignments and instruments of transfer, in form and substance reasonably acceptable to Purchaser


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and its counsel, sufficient to transfer the Purchased Assets to Purchaser.

      1.7 Sales and Transfer Taxes. All applicable sales, transfer, use and similar taxes that may be due or payable as a result of the assignment, transfer or delivery of the Purchased Assets to Purchaser shall be borne solely by Purchaser. Purchaser shall pay all such taxes, if any, in a prompt and timely manner and shall provide Seller with written notice of such payment(s), if any, promptly after said payments are made.

                                   ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF SELLER

      Seller represents and warrants to Purchaser, knowing and intending that Purchaser is relying thereon in entering into the transactions contemplated hereby, as follows:

      2.1 Due Organization; Good Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey and has the power and authority to carry on its business as now conducted, to own and operate the properties and assets now owned and operated by it and to enter into and perform this Agreement. Seller is duly qualified to do business and is in good standing in all jurisdictions where such qualification is required.

      2.2 Corporate Authorization; Binding Effect.

            (a) The execution, delivery and performance of this Agreement by Seller, and the transfers, assignments, deliveries and execution, delivery and performance of all other agreements to be


                                        4
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executed by Seller pursuant hereto or in connection herewith, have been duly authorized by the Board of Directors of Seller, and no other corporate proceedings and no further action is necessary on the part of Seller to execute, deliver and perform this Agreement or any other agreement, document or instrument to be executed by Seller pursuant hereto or in connection herewith.

            (b) This Agreement is a valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms, and each agreement, document and instrument contemplated by this Agreement, when executed and delivered by Seller in accordance with the provisions of this Agreement, will be duly authorized, executed and delivered by Seller and will be valid and legally binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors rights generally or by the application of general principles of equity.

      2.3 Absence of Default; Non-Contravention; No Liens.

            (a) Seller: (i) is not in default under or in violation of any provision of its Articles of Incorporation or By-Laws, (ii) is not in default under or in violation of any agreement material to the Purchased Assets or the Facility (as hereinafter defined), and (iii) has not received any notice that it is in violation of any law, ordinance, rule, regulation or directive pertaining or relating to any of the Purchased Assets or the Facility.


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

            (b) Neither the execution nor delivery of this Agreement or any other agreement, document or instrument to be executed and delivered by Seller pursuant hereto or in connection herewith, nor the fulfillment of nor the compliance with the terms and provisions hereof or thereof, nor the consummation of the transactions contemplated hereby or thereby, will: (i) result in a breach of any term, condition or provision of, or constitute a default under, or result in a violation or termination of, or conflict with or give any third party the right to accelerate the performance provided by the terms of, (a) the Articles of Incorporation or By-Laws of Seller, or (b) any contract or agreement related to any of the Purchased Assets or the Facility to which Seller is a party or by which it or any of the Purchased Assets or the Facility is bound, (ii) violate any provision of any law, rule, regulation, order, judgment or decree to which any of the Purchased Assets or the Facility are subject or bound, or (iii) result in the creation or imposition of any lien, charge, restriction, security interest or encumbrance of any nature whatsoever on any of the Purchased Assets or the Facility.

      2.4 Fixed Assets. The Fixed Assets, including all of their components and parts, are in good operating condition, subject to ordinary wear and tear, and perform in accordance with their applicable specifications. Except for the liens described in Schedule 2.4 which is attached hereto and incorporated herein, each of which will be released on or prior to the Closing Date, Seller has good and marketable title to all of the Purchased Assets, free


                                        6
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and clear of all liens, charges, claims and encumbrances. All of the Fixed
Assets are located at the Seller's leased facility located at 35A Industrial Parkway, Somerville, New Jersey (the "Facility").

      2.5 Real Property Lease. Seller leases the Facility from Hydromer, Inc., a New Jersey corporation, having its principal place of business at 35 Industrial Parkway, Branchburg, New Jersey 08876 ("Hydromer") pursuant to a Lease dated June 12, 1998 (the "Real Property Lease"). Neither Seller nor Hydromer is in default under or in breach of any provision of the Real Property Lease. There exists no condition or event which, after notice or lapse of time or both, would constitute a default by Seller or Hydromer under the Real Property Lease. Seller has not received any notice of violation of any applicable building, zoning or planning regulation, ordinance or other law, order, regulation or requirement relating to the Fixed Assets or the Facility. Seller has no knowledge of any defect or defects with respect to the Facility which would interfere with the continued use of the Facility for the purpose of operating the Fixed Assets under the equipment lease, which is attached hereto and incorporated herein as Exhibit B (the "Equipment Lease") in the manner operated heretofore by Seller. Seller's interest in the Real Property Lease is free and clear of all liens, charges, claims and encumbrances. Seller has supplied Purchaser with a true and correct copy of the Real Property Lease.


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

      2.6 Litigation. Except as set forth in Schedule 2.6 which is attached hereto and incorporated herein, there are no claims, actions, suits, proceedings or investigations pending or, to the best knowledge of Seller, threatened against or affecting Seller or any of the Purchased Assets or the Facility, at law or in equity, before or by any Federal, State, municipal or other court, governmental department, commission, board, agency or instrumentality, and Seller does not know of any basis for any of the foregoing. There is no order, writ, injunction or decree of any court or any Federal, State, municipal or local agency or instrumentality affecting Seller or any of the Purchased Assets or the Facility to which Seller is subject or by which any of the Purchased Assets or the Facility is subject or bound.

      2.7 Compliance with Laws. Seller has, and on the Closing Date will have, complied in all material respects with all laws, ordinances, rules, regulations and directives of any and all Federal, State, county, city and other governments, governmental departments, bureaus, agencies and other bodies, and any and all public authorities whatsoever pertaining or relating to the Purchased Assets and the Facility.

      2.8 Environmental Matters. No governmental agency has asserted any claim or, to the best knowledge of Seller, threatened to assert any claim against Seller in respect of any of the Purchased Assets or the Facility arising out of any Federal, state or local law, rule, regulation or directive pertaining to the environment ("Environmental Claim"). To the best knowledge of

Seller, after due inquiry, there are no past or present actions, activities, circumstances, conditions, offenses, or incidences, including, without limitation, the release, emission, discharge or disposal of hazardous materials, that could form the basis of any Environmental Claim against Seller related to any of the Purchased Assets or the Facility.

      2.9 Third Party and Governmental Consents. Except as described in Schedule 2.9, which is attached hereto and incorporated herein, no consent, authorization, approval, order, license, certificate or permit of or from, or registration, declaration or filing with, any governmental authority or any court or other tribunal or any other person, firm or entity, nor under any contract, indenture, mortgage, lease, (including the Real Property Lease), license or other agreement or instrument to which Seller is a party or by which Seller or any of its assets or properties is subject or bound, is required by or with respect to Seller in connection with the execution, delivery or performance of this Agreement or of any other agreement, document or instrument to be executed and delivered by Seller pursuant hereto or in connection herewith or the consummation of the transactions contemplated hereby.

      2.10 Trademarks, Copyrights, etc. Seller does not use or hold for use with any of the Purchased Assets any patents, patent applications, copyrights, copyright registrations or applications therefor, trademarks, trademark registrations or applications therefor, tradenames, service marks, logos or other identifying symbols, names or marks. All Methods in existence on the date hereof are contained in Seller's internal file No. MOD 3276 which is incorporated herein by reference. All of the technology, trade secrets, know-how, manufacturing processes and procedures, formulae, quality control procedures, test procedures, specifications, protocols, drawings, designs and other intellectual property used or held for use by Seller in connection with any of the Purchased Assets have been reduced to writing or other tangible form and are complete and include all information and rights necessary for the use and operation of the Methods and Fixed Assets in the manner operated heretofore by Seller. Other than filing for patent protection, Seller has protected to the fullest extent permitted by law all of the Methods. No proceedings are pending and no claim has been made or, to the best knowledge of Seller, threatened which challenges the rights of Seller in respect of any of the Methods or Seller's right to use the same. None of the Methods infringe upon or otherwise violate the rights of others, is being infringed by others, or is subject to any outstanding order, decree, judgment or stipulation.

      2.11 Product Liability. Except to the extent disclosed on Schedule 2.11(a), which is attached hereto and incorporated herein, (a) there have been no claims or complaints, and there are no claims or complaints existing or, to the best knowledge of Seller, threatened against Seller or other parties for product liability in respect of any product developed, manufactured, sold or distributed at any time by Seller or any predecessor of Seller or predecessor owner of any of the Purchased Assets, including any claim on account of any express or implied warranty, except for normal returns and allowances, and Seller does not know and has no reasonable grounds to know of any basis for assertion against Seller or other parties of any such claim or complaint. Seller has had no recalls of any of its products, whether voluntary or ordered by governmental authorities, and does not know and has no reasonable grounds to know of any basis for any such recall. Seller has promptly and adequately notified its insurance carriers of any and all claims or complaints with respect to its products for which Seller is insured.

            (b) Schedule 2.11(b), which is attached hereto and incorporated herein, lists each policy of insurance covering product liability maintained by Seller, including the identity of each underwriter, the amount of coverage and the term and limits of the liability thereunder. All of such policies are in full force and effect and provide adequate coverage for Seller's benefit and against all risks relating to product liability claims usually insured against by persons owning or operating properties or businesses similar to those of Seller. Seller shall provide copies of such policies to Purchaser promptly upon Purchaser's written request.

      2.12 No Broker. Neither Seller nor any agent on Seller's behalf has employed any broker or finder in connection with this Agreement or any of the transactions contemplated hereby including any agreement set forth on any Exhibit hereto.

      2.13 Disclosure. No representation or warranty of Seller contained in this Agreement or any other agreement, document or instrument to be executed and delivered by Seller pursuant hereto or in connection herewith is untrue or omits to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. Except for changes in the ordinary course of business and those contemplated by this Agreement, the representations, warranties and covenants of Seller contained in this Agreement shall be deemed made again at Closing and as of the Closing Date. All documents provided to Purchaser by Seller are true and correct copies of the documents which they purport to represent.

                                   ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

      Purchaser hereby warrants and represents to Seller, knowing and intending that Seller is relying thereon in entering into the transactions contemplated hereby, as follows:

      3.1 Due Organization; Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey and has the corporate power and authority to carry on its business as now conducted, to own and operate the properties and assets now owned and operated by it and to enter into and perform this Agreement.

      3.2 Corporate Authorization; Binding Effect.

            (a) The execution, delivery and performance of this Agreement by Purchaser, and the execution, delivery and performance of all other agreements to be executed by Purchaser pursuant thereto or in connection therewith have been duly authorized by all necessary corporate action on the part of Purchaser and no other corporate proceedings and no further action is necessary on the part of Purchaser to authorize this Agreement or any other agreement, document or instrument to be executed by Purchaser pursuant hereto. No consent or approval of any other person to the consummation of any of the transactions contemplated hereby by Purchaser is required.

            (b) This Agreement is a valid and legally binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, and each agreement, document and instrument contemplated by this Agreement, when executed and delivered by Purchaser in accordance with the provisions of this Agreement, will be duly authorized, executed and delivered by Purchaser and will be a valid and legally binding obligation of Purchaser, enforceable against Purchaser in accordance with its respective terms, except as such enforceability may. be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors rights generally or by the application of general principles of equity.

      3.3 No Breach. The execution, delivery and performance by Purchaser of this Agreement will not conflict with or result in a breach of any of the terms, conditions or provisions of Purchaser's Certificate of Incorporation or By-Laws or any contract or agreement to which Purchaser is a party and by which it is bound, and does not contravene any law, rule, regulation or order applicable to Purchaser.

      3.4 No Broker. Neither Purchaser nor any agent on Purchaser's behalf has employed any broker or finder in connection with this Agreement or any of the transactions contemplated hereby including any agreement set forth on any Exhibit hereto.

                                   ARTICLE IV

                         COVENANTS AND OTHER AGREEMENTS

      4.1 Risk of Loss; Casualty. Until the Closing Date, the risk of loss or damage to any of the Purchased Assets by fire or other casualty or any cause whatsoever shall be upon Seller. In the event of damage or destruction or loss to the extent of more than twenty percent (20%) of the aggregate fair market value of the Purchased Assets, computed as of the Closing Date, as a result of fire or other elements, or other casualty or any cause whatsoever, whether or not beyond any party's control, Purchaser shall have the right to terminate this Agreement by serving upon Seller, on or before the Closing Date, written notice of its election to terminate. Seller agrees to give Purchaser written notice of any damage or destruction to any of the Purchased Assets with full details of the nature and extent thereof, and Purchaser shall have an opportunity to review the extent of such damage and destruction. If Purchaser shall not elect in a writing delivered to Seller to terminate this Agreement or in the event of any destruction or damage or loss not giving rise to any right in Purchaser to terminate this Agreement, this Agreement shall remain in full force and effect and all insurance proceeds payable with respect to any damaged or destroyed or lost property, which property would have been purchased by Purchaser hereunder on the Closing Date, shall be payable to Purchaser on the later of the Closing Date or when received from the insurance carrier by Seller.

      4.2 Covenants of Seller. During the period commencing on the date hereof and continuing until the Closing, Seller covenants and agrees (except to the extent that Purchaser shall otherwise expressly consent in writing) that:

            (a) Seller will carry on its business at the Facility only in the ordinary course in substantially the same manner as heretofore conducted.

            (b) Seller will comply promptly with all requirements of Federal, State or local law with respect to the transactions contemplated hereby and will cooperate with and furnish information to Purchaser in connection with any such requirements imposed upon Purchaser in connection with the transactions contemplated hereby.

            (c) Seller will obtain (and cooperate with Purchaser in obtaining) any consent, authorization or approval of, or any exemption by, any governmental authority or agency, or other third party, required to be obtained or made in connection with the transactions contemplated hereby provided, however, that Seller shall not be deemed in breach of its covenant under this Section 4.2(c) with respect to any required consent or authorization required under the Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq., as amended, and its attendant regulations ("ISPA") if

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Seller uses its best efforts to obtain such ISRA consent or authorization but, despite such best efforts, fails to obtain the same on or prior to the Closing Date.

            (d) Seller will not lease, mortgage, pledge or encumber in any way whatsoever any of the Purchased Assets or its interest as the lessee under the Real Property Lease.

            (e) Seller will not sell, assign, license, transfer or otherwise dispose of any of the Purchased Assets.

            (f) Seller will not terminate or amend the Real Property Lease.

            (g) Seller will promptly advise Purchaser orally and in writing of any change in its business which is or may reasonably be expected to be adverse to any of the Purchased Assets or the Facility.

            (h) Seller will not take, agree to take, or knowingly permit to be taken any action or do or knowingly permit to be done anything in the conduct of its business which would be contrary to or in breach of any of the terms or provisions of this Agreement or the Real Property Lease, or which would cause any of the representations of Seller contained herein to be or become untrue in any material respect.

            (i) If any action, suit, proceeding or investigation of the nature specified in Section 5.1(f) hereof is commenced, Seller agrees to cooperate with Purchaser and to use its best efforts to defend against and respond thereto.


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

      4.3 Access to Property and Records. At all times prior to the Closing, Seller shall afford the officers and authorized representatives of Purchaser, during normal business hours and upon reasonable notice, full access to the Purchased Assets and the Facility and to such of the books and records of Seller related to the Purchased Assets and the Facility as Purchaser shall reasonably request. Purchaser hereby acknowledges and agrees that all information and data disclosed to or observed by Purchaser as a result of such access shall be subject to the provisions of Section 6.2 hereof.

      4.4 Material Events. At all times prior to the Closing, Seller shall promptly notify Purchaser in writing of the occurrence of any event which will or may result in the failure to satisfy the conditions specified in Section 5.1 hereof.

      4.5 Public Announcements. Neither Seller nor Purchaser shall issue or permit to be issued any press release, public announcement or other information with respect to this Agreement or the transactions contemplated hereby, without the express prior written consent of the other party, except as may be required by applicable securities or other laws. In the event any such disclosure is required by applicable law, the disclosing party shall provide the non-disclosing party with a copy of the proposed release not less than two (2) business days prior to its proposed release and shall provide the non-disclosing party with the opportunity to comment on the substance thereof.

      4.6 Indemnification.

            (a) Seller hereby agrees to defend (utilizing counsel selected by Seller that is reasonably acceptable to Purchaser), indemnify and hold Purchaser, its officers, directors, and employees harmless from and against any and all liabilities, losses, damages, costs or expenses (including, without limitation, reasonable attorneys' and accountants' fees and expenses, court costs and all other out-of-pocket expenses) directly or indirectly incurred by such persons or entities arising out of or in connection with: (i) the breach of any warranty or the inaccuracy of any representation by Seller contained in this Agreement or in any Exhibit or Schedule hereto or in any agreement, instrument, certificate or other document executed by or on behalf of Seller in connection herewith, and (ii) any failure by Seller to perform any of the covenants, agreements or obligations under this Agreement or any other agreement or instrument executed and delivered by or on behalf of Seller pursuant hereto or in connection herewith, and (iii) the assertion against Purchaser or any of its officers, directors, or employees of any claim, liability or obligation relating to or arising out of the business, operations or assets of Seller, whether incurred before or after the Closing Date. The indemnification obligations of Seller herein shall survive the Closing.

            (b) Purchaser hereby agrees to defend (utilizing counsel selected by Purchaser that is reasonably acceptable to Seller), indemnify and hold Seller and its officers, directors, and employees harmless, from and against any and all liabilities, losses, damages, costs or expenses (including, without limitation, reasonable attorneys' fees and expenses, court costs and all other out-of-pocket expenses) directly or indirectly incurred by such persons or entities arising out of or in connection with: (i) the breach of any warranty or the inaccuracy of any representation by Purchaser contained in this Agreement or in any Exhibit or Schedule hereto or in any agreement, instrument, certificate or other document executed by or on behalf of Purchaser in connection herewith, and (ii) any failure by Purchaser to perform any of the covenants, agreements or obligations under this Agreement or any other agreement or instrument executed and delivered by or on behalf of Purchaser pursuant hereto or in connection herewith. The indemnification obligations of Purchaser herein shall survive the Closing.

            (c) Within thirty (30) days after Purchaser or Seller, as the case may be (hereinafter the "Indemnified Party"), has received notice of or has acquired knowledge of any claim by any person or entity not a party to this Agreement of the commencement or threatened commencement of any action or proceeding by any person or entity not a party to this Agreement ("third party claim") or has acquired knowledge of any other claim hereunder against the other party hereto ("first party claim) the Indemnified Party shall, if such claim is indemnifiable by the other party pursuant hereto (hereinafter the "Indemnifying Party"), give the Indemnifying Party written notice of such claim and the commencement or threatened commencement of such action or proceeding, if any. Such notice shall state the nature and basis of such claim and, if ascertainable, the amount thereof. Notwithstanding the foregoing, the failure of the Indemnified Party to give such notice shall not excuse the Indemnifying Party's obligation to indemnify and, in the case of a third party claim, defend the Indemnified Party, except to the extent the Indemnifying Party has suffered damage or prejudice by reason of the Indemnified Party's failure to give or delay in giving such notice. Within ten (10) business days of receipt of any notice issued by the Indemnified Party pursuant to this Section 4.6(c), the Indemnifying Party shall notify the Indemnified Party whether the Indemnifying Party acknowledges its indemnification obligation and, in the case of a third party claim, its defense obligation with respect to the claim which was the subject of the Indemnified Party's notice or whether it disclaims such obligation(s). In the event the Indemnifying Party disclaims or fails to timely acknowledge its obligations with respect to any claim by the Indemnified Party relating to any third party claim, the Indemnified Party shall have the right to defend such claim, with counsel of its own selection, and compromise such claim without prejudice to its right to indemnification hereunder. In the event the Indemnifying Party timely acknowledges its obligations hereunder with respect to any third party claim, the Indemnifying Party shall defend the same with counsel in accordance with the foregoing provisions of this Section 4.6. Where the Indemnifying Party shall have acknowledged in writing its obligations hereunder with respect to any third party claim, the Indemnified Party may, at its expense, participate in the defense of such third party claim and no such third party claim shall be settled by the Indemnified Party without the prior written consent of the Indemnifying Party. At any time after the Indemnifying Party acknowledges its obligations hereunder with respect to any third party claim, the Indemnifying Party may request the Indemnified Party to agree in writing to the payment or compromise of such third party claim (provided such payment or compromise has been previously approved in writing by the third party claimant), whereupon such action shall be deemed agreed to by the Indemnified Party and shall be agreed to in writing by the Indemnified Party unless such settlement would involve a remedy or remedies other than the payment of money damages by the Indemnifying Party.

            (d) In the event either party makes a claim against the other party under Section 4.6 hereof and further in the event the party receiving notice of such claim fails to timely acknowledge its obligations hereunder with respect to such claim or disclaims such obligations, the parties, within sixty (60) days of the date of issuance of notice by the party making such claim, shall meet and attempt to resolve in good faith the dispute between the parties with respect to such claim. If the parties fail to resolve such dispute within seventy-five (75) days of the date of issuance of notice by the party making such claim, the party making such claim may thereafter commence litigation against the other party in a court of competent jurisdiction for determination of its claim. Upon resolution of any claim pursuant to this Section 4.6, whether by agreement between the parties or the rendering of a final judgment from which no appeal lies in any litigation, the appropriate party under an agreement or the party against which judgment is rendered in litigation shall, within ten (10) days of such resolution, pay over and deliver to the other party funds in the amount of any claim as resolved, and any fees, including attorneys' fees, incurred by such other party with respect to any such litigation.

      (e) Notwithstanding the foregoing, any limitation on the respective obligations of Seller or Purchaser under this Section 4.6 which are set forth in the agreement attached hereto as Exhibit B or in the agreement attached hereto as Exhibit C shall modify the respective obligations of the parties under this
Section 4.6.

      (f) In the event Seller becomes aware of any infringement of the Methods by a third party, Seller shall promptly notify Purchaser in writing of such fact and the name of the third party. Thereafter, Purchaser shall have the right, but not the obligation, to prosecute any actual or alleged infringement. Seller shall cooperate with Purchaser and shall take, at Purchaser's expense, any actions requested by Purchaser in connection therewith.

      4.7 Other Rights and Remedies Not Affected. The indemnification rights of any Indemnified Party under this Agreement are independent of and in addition to such rights and remedies as any such party may have at law or in equity or otherwise for any misrepresentation, breach of warranty or failure to fulfill any agreement or covenant hereunder on the part of any other party, including, without limitation, the right to seek specific performance, rescission or restitution, none of which rights or remedies shall be affected or diminished hereby.

      4.8 Survival of Representations and Warranties. The respective representations and warranties made by Seller or Purchaser in or pursuant to this Agreement shall survive the Closing and any investigation at any time made by or on behalf of the other party. All representations and warranties shall terminate three (3) year from the Closing Date.

      4.9 Termination.

            (a) Manner of Termination. This Agreement may be terminated and the sale and transfer provided for by this Agreement may be abandoned on or before the Closing Date:

                  (1) By mutual agreement of Seller and Purchaser;

                  (2) By Purchaser, if Purchaser is not then in default under this Agreement and any of the conditions provided for in Section 5.1 of this Agreement have not been met on the Closing Date and have not been waived by Purchaser in writing;

                  (3) By Seller, if Seller is not then in default under this Agreement and any of the conditions provided for in Sections 5.2 of this Agreement have not been met on the Closing Date and have not been waived in writing; or

                  (4) By Purchaser, pursuant to Section 4.1 hereof.

                  (5) By Seller or Purchaser if the Closing does not take place by February 26, 1999.

            (b) Election to Terminate. Any election to terminate this Agreement under this Section 4.9 shall be exercised in writing by a duly authorized officer of Purchaser and/or Seller, as the case may be.

            (c) Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to the provisions of this Section 4.9, this Agreement shall terminate, except that the provisions of Section 6.2 hereof shall survive the termination hereof.

      4.10 Confidentiality. Seller covenants and agrees that, from and after the Closing Date: (i) it will not disclose and will use its best efforts to prevent any third party who previously had or has access to the same, from disclosing any of the Methods; and (ii) it will not use or permit any third party to use any of the Methods except to the extent specifically authorized by Purchaser in writing. Seller agrees that any remedy at law for any breach of this Section
4.10 will be inadequate by reason of irreparable harm sustained by Purchaser in the event of any such breach and that Purchaser shall be entitled injunctive relief and/or specific performance with respect to such breach. Such remedies shall not be exclusive and shall be in addition to any other remedy which Purchaser may have.

      4.11 Other Negotiations. In order to evidence Seller's commitment to the consummation of the transactions contemplated hereby, Seller agrees that, between the date hereof and the Closing, it will not, collectively or individually, directly or indirectly through any officer, director, shareholder or employee of Seller or through any third party, begin or continue any discussions with or consider any proposal from any person or entity other than Purchaser which relates to the sale, licensing or other transfer of any of the Purchased Assets.

                                    ARTICLE V

                         CONDITIONS PRECEDENT TO CLOSING

      5.1 Conditions Precedent to Purchaser's Obligations. The obligations of Purchaser to purchase the Purchased Assets and to consummate the transactions contemplated hereby are subject to and conditioned upon the performance prior to or on the Closing Date of each of the following (unless waived in writing by Purchaser):

            (a) All the terms and conditions of this Agreement to be complied with and performed by Seller on or before the Closing Date shall have been complied with and performed.

            (b) All representations and warranties by Seller which are contained in this Agreement or in any written document required to be executed and delivered by Seller pursuant hereto or in connection herewith shall be true and correct in all material respects when made and at and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date.

            (c) WAIVED.

            (d) Purchaser shall have received the Bill of Sale and Assignment and such other assignments and instruments of transfer and conveyance for the Purchased Assets, in form and substance reasonably satisfactory to Purchaser and its counsel, sufficient to transfer to Purchaser the Purchased Assets as contemplated by this Agreement and Seller shall have delivered a copy of the Methods to Purchaser.

            (e) Purchaser shall have received the resolutions of the Board of Directors of Seller, certified by the Secretary or an Assistant Secretary of Seller, authorizing the execution, delivery and performance by Seller of this Agreement, all agreements, documents and instruments to be executed and delivered by Seller pursuant hereto or in connection herewith and the consummation of the transactions contemplated hereby.

            (f) There shall be no suits, actions, litigation or other legal, administrative, arbitration or other proceedings or governmental investigations pending or, to the knowledge of Purchaser or its counsel, threatened to which Purchaser is or may become a party which seek to delay, enjoin or otherwise affect the consummation of the transactions contemplated hereby.

            (g) All items described in Section 2.9 hereof which are set forth on
Schedule 2.9 hereto (other than any ISRA consent or authorization) shall have been obtained by Seller in writing to the satisfaction of Purchaser before the Closing Date and delivered to Purchaser on or before the Closing Date.

            (h) The liens set forth on Schedule 2.4 hereto shall have been released on or prior to the Closing Date.

            (i) Seller shall have executed and delivered to Purchaser such certificates and other documents as Purchaser or Purchaser's counsel may reasonably request.

            (j) The form and substance of all certificates, instruments of transfer and other documents delivered pursuant hereto or in connection herewith shall be satisfactory in all reasonable respects to Purchaser and its counsel.

            (k) Seller shall have executed and delivered the Equipment Lease to Purchaser.

            (l) Seller shall have executed and delivered to Purchaser a License and Supply Agreement in form and substance as set forth on Exhibit C which is attached hereto and incorporated herein.

            (m) Purchaser shall have received an opinion of Robert J. Moravsik, General Counsel of Seller, in form and substance as set forth on Exhibit D, which is attached hereto and incorporated herein.

            (n) Hydromer and Purchaser shall have executed, on Closing Date, a Stock Purchase Agreement pursuant to which Purchaser, among other things, purchased Two Hundred Twenty Thousand (220,000) shares of common stock of Hydromer.

            (o) Purchaser shall have received from Seller an Incumbency Certificate, dated the Closing Date, executed by the secretary of Seller or by an assistant secretary of Seller which shall identify the name and title and bear the signature of each officer of Seller individually authorized to execute and deliver this Agreement and all other documents required to be delivered by Seller pursuant thereto.

      5.2 Conditions Precedent to Seller's Obligations. The obligations of Seller to sell the Purchased Assets and to consummate the transactions contemplated hereby are subject to and conditioned upon the performance prior to or at the Closing Date of each of the following (unless waived in writing by Seller):

            (a) All terms and conditions of this Agreement to be complied with and performed by Purchaser on or before the Closing Date shall have been materially complied with and materially performed.

            (b) All representations and warranties by Purchaser which are contained in this Agreement or in any written document executed and delivered by Purchaser pursuant hereto or in connection herewith shall be true and correct in all material respects when made and at and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date.

            (c) WAIVED.

            (d) There shall be no suits, actions, litigation or other legal, administrative, arbitration or other proceedings or governmental investigations pending or, to the knowledge of Seller or Seller's counsel, threatened to which Seller is or may become a party which seek to delay, enjoin or otherwise affect the consummation of the transactions contemplated hereby.

            (e) Purchaser shall have executed and delivered to Seller such certificates and other documents as Seller or Seller's counsel may reasonable request.

            (f) The form and substance of all certificates and other documents delivered pursuant hereto or in connection herewith shall be satisfactory in all reasonable respects to Seller and its counsel.

            (g) Purchaser shall have executed the Equipment Lease.

            (h) Purchaser shall have executed a License and Supply Agreement in form and substance as set forth on Exhibit C hereto.

            (i) Seller shall have received from Purchaser an Incumbency Certificate, dated the Closing Date, executed by the secretary of Purchaser or by an assistant secretary of Purchaser which shall identify the name and title and bear the signature of each officer of Purchaser individually authorized to execute and deliver this Agreement and all other documents required to be delivered by Purchaser pursuant thereto.

                                   ARTICLE VI

                                 MISCELLANEOUS

      6.1 Entire Understanding; Amendment. This Agreement, including all Exhibits and Schedules hereto, and the agreements and instruments referenced herein, represent the entire understanding of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous negotiations, understandings and agreements, written or oral, between the parties hereto with respect to the subject matter hereof, all of which prior agreements and understandings are hereby rendered null and void. This Agreement may not be amended or modified except by a writing executed by the parties hereto.

      6.2 Confidentiality. Each party and its representatives will hold in strict confidence and not disclose any data and information with respect to the other party and its business. If the transactions contemplated hereby are not consummated, Purchaser will return to Seller all such data and information and any copies thereof and will not use such data and information except as is otherwise lawfully known or otherwise becomes lawfully known to Purchaser. This provision shall survive termination of this Agreement for a period of six (6) years.

      6.3 Further Assurances. Purchaser and Seller each agrees that it shall, at any time and from time to time after the Closing Date, upon request of the other party, do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered, such further acts, assignments, transfers, and assurances as may be reasonably necessary to further effectuate the terms of this Agreement.

      6.4 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, and their respective successors and permitted assigns.

      6.5 Assignment. No party hereto shall assign this Agreement to any other person, corporation, partnership or other entity without the prior written consent of the other party.

      6.6 Waiver. Subject to the provisions of Sections 5.1 and 5.2 allowing waiver by one party, no waiver of any provision hereof shall be effective unless set forth by a written instrument signed by the parties hereto.

      6.7 Counterparts. This Agreement may be signed in counterparts, each of which shall be considered an original and together they shall constitute one agreement.

      6.8 Section Headings; Exhibits; Schedules. Section headings contained in this Agreement are for convenience or reference only and shall not be deemed a part of this Agreement. Any reference to Exhibits or Schedules shall signify that such Exhibits or Schedules are incorporated herein by reference.

      6.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey.

      6.10 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be given to the parties at their respective addresses set forth below and shall be sent by: (a) hand delivery, or
(b) certified mail, return
receipt requested, postage prepaid, or (c) a recognized overnight delivery service, or (d) telecopy or other means of facsimile. Notices sent by hand delivery shall be deemed received when delivered to the address and/or person set forth below; notices sent by certified mail shall be deemed received when accepted; notices sent by overnight delivery service shall be deemed received when delivered; and notices sent by telecopy shall be deemed received upon receipt of confirmation of dispatch.

             (a)   If to Seller, to:

                   Biosearch Medical Products
                   35A Industrial Parkway
                   Somerville, New Jersey 08876
                   Attention: General Counsel
                   Telecopy No. (908) 722-5024

             (b)   If to Purchaser, to:

                   C.R. Bard, Inc.
                   730 Central Avenue
                   Murray Hill, New Jersey 07974
                   Attention: General Counsel
                   Telecopy No. (908) 277-8025

or to such other address or telecopy number as any party may designate by written notice in the aforesaid manner.

      6.11 Expenses. Seller and Purchaser shall each pay its respective expenses, fees and costs incident to the preparation, execution and delivery of this Agreement and of all documents required to be delivered by or on behalf of such party hereunder, whether or not the transactions contemplated hereunder are consummated.

      6.12 Certificates as Representations. All statements as to factual matters contained in any certificate or other instrument delivered by or on behalf of any party pursuant hereto or in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the party hereunder as of the date of such certificate or instrument or as of such later or earlier date as specified in such certificate or instrument.

      6.13 Interpretation. No provision of this Agreement or any agreement ancillary hereto shall be interpreted or construed against any party because that party or his or its legal representative drafted such provision. Any pronoun used in this Agreement shall be deemed to include singular and plural and masculine, feminine and neuter gender, as the case may be.

      IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the date first above written.

                                     SELLER:

                                     BIOSEARCH MEDICAL PRODUCTS, INC.

                                     By: /s/ Robert V. Morrison
                                        -----------------------------------
                                     Name: Robert V. Morrison
                                          ---------------------------------
                                     Title: Vice President
                                           --------------------------------

                                     PURCHASER:

                                     C.R. BARD, INC.

                                     By: /s/ John H. Weiland
                                        -----------------------------------
                                     Name: JOHN H. WEILAND
                                          ---------------------------------
                                     Title: GROUP PRESIDENT
                                           --------------------------------

                                    Exhibits

Exhibit A                     Bill of Sale and Assignment

Exhibit B                     Equipment Lease

Exhibit C                     License and Supply Agreement

Exhibit D                     Opinion of General Counsel of Seller

                                   Schedules

Schedule 1.1(a)               Fixed Assets

Schedule 2.4                  Liens

Schedule 2.6                  Pending or Threatened Litigation

Schedule 2.9                  Third Party Consents

Schedule 2.11(a)              Product Liability

Schedule 2.11(b)              Insurance

                                    EXHIBIT A

                           BILL OF SALE AND ASSIGNMENT

      Pursuant to the Asset Purchase Agreement (the "Agreement") dated the 25th day of February, 1999 by and between BIOSEARCH CHEMICAL PRODUCTS, INC., a New Jersey corporation ("Seller"), and C.R. BARD, INC., a New Jersey corporation ("Purchaser"), Seller does hereby sell, assign and transfer to Purchaser, and Purchaser does hereby purchase and acquire from Seller, all of Seller's right, title and interest on the Closing Date in and to the following assets, rights and interests of Seller (collectively, the "Purchased Assets"):

            (a) All equipment and other fixed assets listed in Schedule 1.1(a) to the Agreement; and

            (b) All technology, trade secrets, patent applications, issued patents, and any continuations and divisionals thereof, know-how, manufacturing processes and procedures, formulae, quality control procedures, test procedures, specifications, protocols, drawings, designs and other proprietary information relating to Seller's methods of applying hydrophilic coatings to intermittent urological catheters in existence on or before the date of the Agreement or thereafter invented or acquired by Seller.

      Capitalized terms which are used herein but which are not otherwise defined herein shall have the respective meanings ascribed to them in the Agreement.

      Seller hereby covenants that, from time to time, after delivery of this instrument, at Purchaser's request and without further consideration, it will do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, all such further acts, deeds, transfers, assignments, powers of attorney and assurances as may be reasonably required to more effectively transfer to or vest in Purchaser, and to put Purchaser in possession of any of, the Purchased Assets transferred or assigned hereunder.

      This Bill of Sale and Assignment shall be governed by and construed and enforced in accordance with the laws of the State of New Jersey without regard to its conflict of laws rules.

      This Bill of Sale and Assignment shall inure to the benefit of and be binding upon Seller and Purchaser and their respective successors and assigns.

      IN WITNESS WHEREOF, Seller and Purchaser have caused this Bill of Sale and Assignment to be duly executed February, 1999.

                                     BIOSEARCH MEDICAL PRODUCTS, INC.

                                     By: ________________________________

                                  EXHIBIT B

                          EQUIPMENT LEASE AGREEMENT

            This Equipment Lease Agreement, dated as of the 25th day of February, 1999, between C.R. BARD, INC., a New Jersey corporation ("Lessor"), having its principal place of business at 730 Central Avenue, Murray Hill, New Jersey 07974 and BIOSEARCH MEDICAL PRODUCTS, INC., a New Jersey corporation ("Lessee"), having its principal place of business at 35A Industrial Parkway, Somerville, New Jersey 08876.

                              W I T N E S S E T H:

            WHEREAS, concurrently with the execution and delivery hereof, pursuant to the Asset Purchase Agreement dated the date hereof (the "Asset Purchase Agreement") between Lessor and Lessee, Lessor has purchased from Lessee, among other things, certain equipment used in applying hydrophilic coatings to intermittent urological catheters; and

            WHEREAS, Lessee desires to lease said equipment from Lessor, and Lessor is willing to provide said equipment to Lessee pursuant to the terms hereof.

            NOW, THEREFORE, in consideration of the premises and the mutual promises hereinafter set forth, the parties hereto hereby agree as follows:

            SECTION 1. Lease. Lessor hereby leases to Lessee, and Lessee hereby leases and hires from Lessor, the equipment described in Schedule A attached hereto and made a part hereof, together with all substitutions and replacements, replacement parts, additions, repairs and accessories from time to time incorporated therein or annexed thereto (collectively, the "Equipment"), upon the terms and subject to the conditions hereinafter set forth.

            SECTION 2. Term. Subject to any earlier termination pursuant to an Event of Default (as defined herein), the term of this Lease shall begin as of the date and year first above written and shall continue until the expiration of the License and Supply Agreement executed concurrently herewith between Lessor and Lessee in form and substance as set forth on Exhibit A, which is attached hereto and incorporated herein (the "Supply Agreement"). Notwithstanding the foregoing, Lessor hereby expressly agrees that Lessee shall have the right to terminate this Lease at any time, without cause, upon not less than ten (10) days notice to Lessor provided, at the time of such notice, no purchase order issued by Lessor under the Supply Agreement remains unfilled.

            SECTION 3. Rent. In consideration of the leasing of the Equipment under this Lease, Lessee shall pay to Lessor basic rent for the Equipment during the term of this Lease of Ten and 00/100 ($10.00) Dollars per month, payable monthly in advance on or before the first day of each month.

            SECTION 4. Title of Lessor. Lessor shall and hereby does retain full legal title to the Equipment, notwithstanding the possession and use thereof by Lessee, and no right, title or interest in the Equipment shall pass the Lessee. This Lease shall constitute an agreement of lease only, and nothing herein shall be construed as conveying to Lessee any right, title or interest in the Equipment other than as a lessee thereof.

            SECTION 5. The Equipment as Personal Property. No part of the Equipment shall at any time become a fixture or part of any real property notwithstanding the fact that such Equipment may become nailed, screwed, bolted, or otherwise attached or affixed to such real property. Lessee agrees to indemnify and hold Lessor harmless from any claim asserted on the basis of any Equipment being deemed to be a fixture or part of any real property as a result of any acts of Lessee in connection with dealings with persons not parties to this Lease during the term of this Lease. Lessee shall affix to the Equipment any markings or labels requested by Lessor evidencing Lessor's interest in the Equipment and shall cause such markings or labels to be continually affixed to the Equipment until the Equipment is returned to Lessor.

            SECTION 6. Use of Equipment. Lessee shall use the Equipment in its business in a careful and proper manner and only for the uses for which the Equipment is intended and only to supply Lessor with products pursuant to the Supply Agreement. Lessee shall operate and maintain the Equipment strictly in accordance with the provisions of this Lease and the instructions provided by the manufacturers thereof and/or Lessor.

            SECTION 7. Laws, Regulations and Rules. Lessee shall comply with all applicable Federal, State and local laws, regulations, rules, building codes, ordinances and orders and with all requirements of insurance policies maintained in force hereunder with respect to the possession, use, maintenance and operation of the Equipment.

            SECTION 8. Maintenance, Replacement and Additions of Parts. Lessor shall keep the Equipment in good repair and in a condition equivalent in all respects to the condition existing on the date and year first above written, ordinary wear and tear excepted. Lessee shall perform or cause to be performed, at its sole cost and expense, all routine maintenance required to be performed on the Equipment in accordance with the manufacturer's recommendations. In the event any non-routine maintenance or repair to the Equipment is required, Lessee shall promptly notify Lessor of the required maintenance and/or repairs together with the estimated cost thereof. Promptly after receipt by Lessee of written authorization from Lessor to proceed with any non-routine maintenance or repair of the Equipment, which authorization shall not be unreasonably delayed or withheld, Lessee shall cause such work to be promptly performed and Lessor shall, within thirty (30) days of receipt invoice from Lessee, reimburse Lessee for the costs of such maintenance or repair as estimated by Lessee or as otherwise agreed upon by Lessor and Lessee in writing. Notwithstanding the foregoing, if any non routine maintenance or repair to the Equipment is required as a result of Lessee's negligent or willful acts or omissions, such maintenance or repair shall be performed by Lessee at its expense. Any and all parts, mechanisms, devices and labor required for such purpose shall become part of the Equipment and the property of Lessor. Lessee shall make no alterations, additions or improvements to or modifications of the Equipment whatsoever without the express prior written consent of Lessor.

            SECTION 9. Insurance. During the term of this Lease, Lessee shall carry and maintain on the Equipment, at its own cost and expense, insurance with carriers acceptable to Lessor in an amount not less than the full replacement value thereof, less depreciation (subject to normal deductible provisions and policies covering loss or damage) against: (a) loss or damage by fire, and (b) such other risks and in such other amounts customarily covered with respect to equipment similar to the Equipment, as may reasonably be deemed necessary by Lessor. All such insurance shall name Lessor as an insured party as its interest may appear. Lessee shall, at Lessor's request, provide Lessor with a certificate of insurance evidencing its compliance with this Section 9, which certificate shall provide that such insurance shall not be amended or terminated without ten
(10) days prior written notice to Lessor.

            SECTION 10. No Warranties.

            (a) LESSOR MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, WITH RESPECT TO THE EQUIPMENT, INCLUDING, WITHOUT LIMITATION, ANY REPRESENTATION OR WARRANTY OF CONDITION OF THE EQUIPMENT, ITS QUALITY, DURABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR WITH RESPECT TO INFRINGEMENT OR THE

LIKE. Lessor shall not be liable to Lessee or any other person for any damages or loss whatsoever with respect to the Equipment, whether based on strict or absolute tort liability, negligence or contract, including, but not limited to, any defect in design, manufacture, materials or workmanship with respect to the Equipment, or any special, incidental or consequential damages of Lessee as a result of Lessee's leasing or operation of the Equipment.

            (b) Lessee assumes all responsibility for the safe operation of the Equipment, and Lessor shall not be responsible for any property damage resulting from the operation of the Equipment or any personal injury to any person, whether or not an employee or agent of Lessee, resulting from the operation of the Equipment.

            SECTION 11. Events of Default and Remedies.

            (a) The occurrence of any of the following events shall, at the option of Lessor, be a default (each, an "Event of Default") under this Lease:

      (i) The nonpayment by Lessee of any sum required under this Lease to be paid by Lessee for a period of ten (10) days after the due date thereof; or

      (ii) the failure by Lessee to perform or observe any other term, covenant, agreement or condition of this Lease which is not cured within fifteen (15) days after written notice thereof from Lessor; or

      (iii) any misrepresentation or breach of warranty made by Lessee in this Lease or in any document furnished by Lessee in connection with this Lease; or

      (iv) the subjection of any of Lessee's property to any levy, seizure, assignment, application or sale for the benefit of or by any creditor or governmental agency, or the insolvency of Lessee, or the appointment of a trustee or receiver for Lessee or for a substantial part of its assets, or the institution by or against Lessee of any bankruptcy, reorganization or insolvency proceedings.

            (b) Upon the occurrence of an Event of Default and at any time thereafter, Lessor may, in its sole discretion, do one or more of the following:
(i) upon written notice to Lessee, terminate this Lease; (ii) declare the total amount of unpaid rent and other applicable amounts due and to become due hereunder for the term of this Lease immediately due and payable; (iii) demand the return of the Equipment in accordance with Section 13 hereof; (iv) without demand or legal process, enter the premises where the Equipment is located and take immediate possession of and remove the same, without liability to Lessor or its agents for such entry or for damage to property or otherwise; (v) sell any or all of the Equipment at public or private sale, or otherwise dispose of, lease to others or keep idle the Equipment, all free and clear of any rights of Lessee to the Equipment; and/or (vi) exercise any other right or remedy available to Lessor under applicable law or proceed by court action to enforce the terms of this Lease or to recover damages or expenses resulting from the breach of this Lease. Lessee shall be liable for and shall pay to Lessor all legal expenses and other costs incurred by Lessor in exercising Lessor's remedies. No remedy referred to in this Lease is intended to be exclusive, but each shall be in addition to any other remedy referred to or otherwise available to Lessor at law or in equity. No express or implied waiver by Lessor of any Event of Default shall constitute a waiver of any other Event of Default or a waiver of any of Lessor's rights and no delay by Lessor in enforcing any right or requiring performance of any provision of this Lease by Lessee shall be a waiver of such right or affect the right of Lessor to enforce such provision. To the extent permitted by applicable law, Lessee hereby waives any rights now or hereafter conferred by statute or otherwise which may require Lessor to sell, lease or otherwise use any Equipment in mitigation of Lessor's damages as set forth in this section or which may otherwise limit or modify any of Lessor's rights or remedies under this section.

            SECTION 12. Location of Equipment, Right of Inspection.

(a) The Equipment shall be located at Lessee's address hereinabove set forth and shall not be removed from such location without the express prior written consent of Lessor.

            (b) Lessor shall at all times during Lessee's normal business hours have the right to enter Lessee's premises where the

Equipment is located for the purpose of inspecting the Equipment and observing its use.

            SECTION 13. Return of Equipment. Upon termination of this Lease, whether at the expiration of the term hereof or otherwise, Lessee, at Lessor's sole cost and expense, will promptly dismantle, crate and place at Lessee's shipping dock the Equipment, and thereupon, immediately return the Equipment to Lessor in the same operating condition existing on the date and year first above written, ordinary wear and tear resulting from the proper use of the Equipment excepted. Lessee further agrees to render, at the rate of $800.00 per day, consulting services to Lessor as an independent contractor and not as an employee, with respect of the proper reassembly, reinstallation, startup and operation of the Equipment at such plant as Lessor shall specify by notice given to Lessee. Lessee shall perform such consulting services at such times (up to a maximum of 10 man days in the aggregate) as Lessor shall reasonably request. Lessor shall reimburse Lessee for the reasonable and necessary out-of-pocket expenses for travel and lodging incurred by Lessee in performing the consulting services for Lessor promptly upon the submission to Lessor of vouchers or expense statements reasonably evidencing such expenses.

            SECTION 14. Additional Documents; Financing Statements. During the term of this Lease, Lessee shall provide Lessor such documents as Lessor shall request to protect its interest in this Lease and the Equipment, including, without limitation, precautionary financing statements to provide notice to interested parties.

            SECTION 15. Representations and Warranties of Lessee. Lessee represents and warrants to Lessor as follows:

            (a) Lessee has the corporate power and authority to enter into and perform this Lease, and the execution, delivery and performance of this Lease has been authorized by all necessary action of Lessee. This Lease is a valid and binding obligation of Lessee, enforceable against Lessee in accordance with its terms except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors rights generally or by the application of general principles of equity.

            (b) Lessee has obtained all necessary consents and approvals under applicable laws, rules, regulations, ordinances and orders or otherwise relating to the possession, use and maintenance of the Equipment.

            SECTION 16. Representations and Warranties of Lessor. Lessor represents and warrants to Lessee that it has the corporate power and authority to enter into and perform this Lease, and the execution, delivery and performance of this Lease has been authorized by all necessary corporate action of Lessor. This Lease is a valid and binding obligation of Lessor, enforceable against Lessor in accordance with its terms except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors rights generally or by the application of general principles of equity.

            SECTION 17. Indemnification. Lessee hereby indemnifies and agrees to hold Lessor harmless from and against any and all losses, liabilities, damages, claims, costs and expenses (including reasonable attorneys' and expert fees) arising out of or in connection with (a) any breach by Lessee of any of its representations, warranties and agreements contained in this Lease and (b) the use, leasing and return of the Equipment. The provisions of this Section 17 shall survive the termination of this Lease.

            SECTION 18. Notices. All notices required or permitted to be given by either party hereto to the other shall be deemed to have been given when deposited in the United States certified mail, return receipt requested, postage prepaid, addressed as follows:

             If to Lessor:           730 Central Avenue
                                     Murray Hill, New Jersey 07974
                                     Attention: General Counsel

             If to Lessee:           35A Industrial Boulevard
                                     Somerville, New Jersey 08876
                                     Attention: President

or addressed to either party at such other address as such party shall hereafter furnish to the other party in writing.

            SECTION 19. Severability of Provisions. Any provision of this Lease which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or thereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

            SECTION 20. Prohibition of Parol Changes. No term or provision of this Lease may be amended, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom the enforcement of the amendment, waiver, discharge or termination is sought.

            SECTION 21. No Assignment. This Lease and the rights and obligations hereunder may not be assigned by Lessee without the express prior written consent of Lessor. Any purported assignment by Lessee not otherwise permitted hereby shall be deemed void and shall constitute a material breach hereof.

            SECTION 22. Governing Law. This Lease shall be governed by, and construed in accordance with, the laws of the State of New Jersey.

            SECTION 23. Entire Agreement; Benefits. This Lease and the Schedule and Exhibit thereto, together with Asset Purchase Agreement and the Supply Agreement (a) constitute the entire agreement between the parties hereto and supercede all other prior agreements and undertakings, both written and oral, between the parties with respect to the subject matter hereof and thereof; (b) shall not confer upon any other person any other rights or remedies hereunder; and (c) shall inure to the benefit of all parties hereto and their respective successors and permitted assigns.

            SECTION 24. Execution in Counterparts. This Lease may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, and in each case such counterparts together shall constitute one and the same instrument.

            SECTION 25. Captions. The captions in this Lease are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

                                           C.R. BARD, INC.

                                           By:
                                              --------------------------------
                                              Title:


                                           BIOSEARCH MEDICAL PRODUCTS, INC.

                                           By:
                                              --------------------------------
                                              Title:

                                    EXHIBIT C

                          LICENSE AND SUPPLY AGREEMENT

            THIS AGREEMENT made this 25th day of February, 1999 by and between BIOSEARCH MEDICAL PRODUCTS, INC., a New Jersey corporation, having its principal place of business at 35A Industrial Parkway, Somerville, New Jersey 08876 ("BIOSEARCH") and C. R. BARD, INC., a New Jersey corporation having its principal place of business at 730 Central Avenue, Murray Hill, New Jersey 07974 ("BARD").

            WHEREAS, on the date hereof, BARD and BIOSEARCH entered into a certain "ASSET PURCHASE AGREEMENT" (hereinafter defined) pursuant to which BIOSEARCH, among other things, sold to BARD and BARD purchased from BIOSEARCH the "METHODS" (hereinafter defined), and

            WHEREAS, BARD desires to license the METHODS back to BIOSEARCH for the sole and exclusive purpose of coating "CATHETERS" (hereinafter defined) with "SUPERSLIP COATING" (hereinafter defined) manufactured by "HYDROMER" (hereinafter defined), by BARD or by a third party, for subsequent sale exclusively to BARD or an "AFFILIATE" (hereinafter defined), and

            WHEREAS, BIOSEARCH is desirous of accepting such license and is desirous of manufacturing CATHETERS as ordered by BARD and any AFFILIATE and coating the same with SUPERSLIP COATING supplied to BIOSEARCH by BARD.

            NOW, THEREFORE, in consideration of the terms and provisions of this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged by the execution and delivery thereof, BIOSEARCH and BARD agree as follows:

            1. Definitions.

                  1.1 AFFILIATE - means any person or entity which controls, is controlled by, or is under common control with BARD. For purposes of this definition, the term "control", including the correlative meanings of the terms "controlled by" and "under common control with" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of such person or entity.

                  1.2 ASSET PURCHASE AGREEMENT - means that asset purchase agreement which is attached hereto and incorporated herein as Exhibit A.

                  1.3 CATHETERS - means intermittent urological catheters of any size specified in the SPECIFICATIONS as ordered by BARD or any AFFILIATE in accordance with this Agreement.

                  1.4 HYDROMER - means Hydromer, Inc., a New Jersey corporation, having its principal place of business at 35 Industrial Parkway, Branchburg, New Jersey 08876.

                  1.5 METHODS - mean the methods, as defined in Section 1.1(b) of the ASSET PURCHASE AGREEMENT, as the same exist on the date of execution of this Agreement, as may be amended by mutual written agreement of the parties hereto.

                  1.6 SPECIFICATIONS - means the specifications relating to the manufacture of uncoated CATHETERS and the specifications relating to the coating of CATHETERS with

SUPERSLIP COATING in accordance with the METHODS as set forth on Exhibit B, which is attached hereto and incorporated herein.

                  1.7 SUPERSLIP COATING - means a lubricious coating as described on Exhibit C which is attached hereto and incorporated herein.

                  1.8 TESTING CRITERIA - means the incoming quality assurance testing criteria for CATHETERS coated by BIOSEARCH with SUPERSLIP COATING, as set forth on Exhibit D, which is attached hereto and incorporated herein.

            2. Limited License.

                  2.1 BARD hereby grants to BIOSEARCH a limited, non-exclusive, royalty free license to use the METHODS for the sole and limited purpose of coating CATHETERS ordered hereunder by BARD or an AFFILIATE with SUPERSLIP COATING exclusively for sale hereunder on the terms and conditions set forth herein.

                  2.2 Any improvements, enhancements, discoveries, inventions and ideas related to any process, machine, device, manufacture, composition of matter, plan or design, related to the METHODS to the extent applicable to CATHETERS, whether patentable or not, made, conceived, developed or acquired by BIOSEARCH during the term hereof, whether alone or with others, shall be deemed to be and become the exclusive property of BARD at the time the same is so made, conceived, developed or acquired without need for further assignment thereof by BIOSEARCH to BARD; provided, however, that in the event BARD requests any other instruments of assignment BIOSEARCH shall, at BARD's expense, promptly execute and deliver to the same to BARD.

                  2.3. BIOSEARCH shall have no right to further sublicense any of the rights licensed to it pursuant to this Agreement or to assign any of its rights hereunder without the prior written consent of BARD. Any sublicense or assignment of any rights licensed to BIOSEARCH pursuant to this Agreement shall be null and void and without force and effect.

            3. Manufacture of CATHETERS

                  3.1 During the term of this Agreement, BIOSEARCH shall manufacture CATHETERS in accordance with the SPECIFICATIONS and shall coat the same with SUPERSLIP COATING, all in accordance with the SPECIFICATIONS, as ordered by BARD or any AFFILIATE of BARD in accordance with this Agreement. SUPERSLIP COATING shall be provided to BIOSEARCH by BARD, at its expense, in quantities sufficient to coat CATHETERS ordered hereunder. BIOSEARCH shall manufacture and deliver all CATHETERS coated with SUPERSLIP COATING in bulk, non-sterile form and without funnel.

                  3.2 If BIOSEARCH at any time deems it necessary to change any of the SPECIFICATIONS, BIOSEARCH shall notify BARD in writing of such proposed change prior to its implementation. Any such change may only be implemented upon BARD's prior written consent thereto. At the time of shipment of any CATHETERS hereunder, BIOSEARCH shall furnish BARD with a Certificate of Analysis, signed by an authorized representative of BIOSEARCH, certifying that all CATHETERS included in such shipment have been manufactured and coated in conformity with applicable SPECIFICATIONS and conform with applicable SPECIFICATIONS at the time of tender by BIOSEARCH to the selected carrier.

            4. Purchase and Sale of CATHETERS.

                  4.1 All purchases and sales of CATHETERS under this Agreement will be initiated by issuance and delivery to BIOSEARCH by BARD or an AFFILIATE of a purchase order. The only terms and conditions of any purchase order issued by BARD or any AFFILIATE pursuant to this Agreement that will be binding on BIOSEARCH shall be those establishing the quantity of CATHETERS to be coated with SUPERSLIP COATING and purchased, the required delivery date(s) therefor and the designated shipping destination.

            5. Warranties; Acceptance; Remedies.

            5.1 BIOSEARCH warrants to BARD that each CATHETER sold and delivered hereunder: (a) will be free from defects in material, design and workmanship (other than by virtue of a defect in SUPERSLIP COATING existing at the time of receipt thereof by BIOSEARCH); and (b) will be manufactured and coated in accordance with the SPECIFICATIONS, including Quality System Requirements under the Federal Food, Drug and Cosmetics Act of 1938, as amended and regulations promulgated thereunder.

            5.2 Within thirty (30) days of receipt by BARD or an AFFILIATE at its facility of any CATHETERS supplied by BIOSEARCH,

BARD or its AFFILIATE shall test the same against the TESTING CRITERIA. If, within said thirty (30) day period, BARD or an AFFILIATE determines that any such CATHETERS fail to meet the TESTING CRITERIA and determines that such failure was not caused by damage in transit, BARD or the AFFILIATE, shall notify BIOSEARCH and shall include with its notice the basis for such determination. Within fifteen (15) days of receipt of such notice, BIOSEARCH shall notify the entity which issued such notice whether it agrees with its determination. In the event BIOSEARCH notifies such entity that it agrees with its determination or fails to timely notify such entity that it disagrees with such determination, such entity may, at any time within the six (6) month period following its receipt at its facility of the CATHETERS which were the subject of its determination ("Rejected Product") return all Rejected Product to BIOSEARCH at BIOSEARCH's risk and expense. If BARD or an AFFILIATE returns Rejected Product to BIOSEARCH and notifies BIOSEARCH that replacement is required, BIOSEARCH shall replace the same, without charge, as promptly as possible and shall reimburse BARD or its AFFILIATE for freight charges incurred incident to the return. If BARD or an AFFILIATE returns Rejected Product to BIOSEARCH and notifies BIOSEARCH that replacement is not required, BIOSEARCH, within thirty
(30) days of receipt of such notice, shall reimburse BARD or its AFFILIATE for freight charges incurred incident to the return of Rejected Product and shall refund the payment made thereon, if any. If no payment has been made by BARD or any AFFILIATE with respect to Rejected Product at the time of return, none shall be payable. In the event BIOSEARCH timely notifies BARD or its AFFILIATE that it disagrees with such determination, within forty-five (45) days of issuance of such notice by BIOSEARCH, the parties shall submit representative samples of the CATHETERS at issue to an independent third party testing laboratory accepted to both parties for a determination of whether or not the CATHETERS fail to meet the TESTING CRITERIA. Any determination by the selected testing laboratory shall be final and binding on the parties. If the testing laboratory determines the samples submitted meet the TESTING CRITERIA, the same shall be deemed acceptable by BARD or its AFFILIATE, and BARD shall be responsible for the costs of the testing laboratory. If the testing laboratory determines the samples submitted do not meet the TESTING CRITERIA, BIOSEARCH shall be responsible for the costs of the testing laboratory, the CATHETERS previously at issue shall be deemed Rejected Product and BARD or its AFFILIATE shall return the same to BIOSEARCH and shall have the same rights and remedies as if BIOSEARCH had agreed with the determination by BARD or its AFFILIATE. Except as provided in Section 12 hereof, replacement or refund shall be the sole remedy available to BARD and its AFFILIATES with respect to CATHETERS delivered hereunder failing to meet BIOSEARCH's warranties hereunder.

            6. Prices and Payment Terms.

                  6.1 BIOSEARCH agrees to sell BARD and its AFFILIATES CATHETERS coated with SUPERSLIP COATING, as ordered pursuant to this Agreement, at the following selling prices:

          Units Per Purchase Order                  Price
          ------------------------                  -----

          500,000 to 2,000,000                      $0.42/unit
          2,000,001 to 3,000,000                    $0.37/unit
          3,000,001 or more                         $0.30/unit

                  6.2 There shall be no price increase through December 31, 1999. As of January 1, 2000, and annually thereafter during the term of this Agreement, BIOSEARCH may increase prices annually by fifty percent (50%) of the actual documented increase in the cost of CATHETER raw materials to BIOSEARCH during the prior year.

                  6.3 BIOSEARCH shall invoice BARD or its ordering AFFILIATE upon shipment. Payment terms are net thirty (30) days from date of receipt of shipment at the shipping destination designated in the purchase order to which the shipment corresponds.

                  6.4 BARD will, not less than once each quarter, provide BIOSEARCH with a rolling forecast of anticipated orders, if any, by BARD and its AFFILIATES from BIOSEARCH for the next two succeeding calendar quarters. Such forecasts shall be in writing but shall be non-binding.

            7. Purchase Orders.

                  7.1 BARD or its AFFILIATE will provide BIOSEARCH with no less than ninety (90) days lead time for each purchase order submitted by BARD hereunder. Each purchase order, if any, shall be for a minimum of 500,000 units and shall be non-cancelable. The delivery date(s) set forth in any purchase order issued hereunder shall set forth a delivery date of not more than one year from date of issuance.

                  IT IS EXPRESSLY UNDERSTOOD AND AGREED BY BIOSEARCH THAT NEITHER BARD NOR ANY AFFILIATE WILL BE OBLIGATED TO PLACE ANY PURCHASE ORDER HEREUNDER AND MAY ELECT NOT TO PLACE ANY PURCHASE ORDER HEREUNDER.

            8. Shipping Terms.

                  8.1 All CATHETERS ordered hereunder will be delivered to BARD or its ordering AFFILIATE, as applicable, by tender to its selected carrier, F.O.B. BIOSEARCH's Somerville, New Jersey facility, on the delivery date set forth in the corresponding purchase order. Title and risk of loss shall pass upon acceptance of tender by such carrier.

            9. Term.

                  9.1 The term of this Agreement will commence on the date first set forth above and will terminate on the one year anniversary of the date of this Agreement, unless sooner terminated as provided in Section 10 below; provided, however, that the term of this Agreement may be renewed, at BARD's sole option, for up to four (4) additional successive one (1) year renewal terms. In the event BARD intends to effect any such renewal, BARD shall give BIOSEARCH written notice of such intention to renew not less than ninety
(90) days prior to the expiration of the then current term.

            10. Termination.

                  10.1 Either party may terminate this Agreement by written notice to the other party if the other party: (a) suspends payment of its debts or enters into or becomes subject to insolvency, liquidation, dissolution or bankruptcy proceedings; (b) makes an assignment for the benefit of its creditors; (c) has a receiver or trustee appointed for all or a substantial portion of its assets; (d) seeks relief under any law for debtors' relief; (e) attempts to assign this Agreement or delegate its duties hereunder unless authorized under this Agreement; (f) fails to perform its obligations under this Agreement for a period of thirty (30) days (either consecutively or in the aggregate) during any one-year term due to Force Majeure (as hereinafter defined); or (g) fails to comply with the terms and conditions of this Agreement in any material respect; provided, however, that in such event, with respect to the events or circumstances set forth in subsection (g) above, the party failing to comply with the terms and conditions of this Agreement in such material respect shall be provided at least thirty (30) days' prior written notice during which it may cure the failure and, in the event it does so, this Agreement shall remain in full force and effect. This Agreement shall also terminate automatically upon any termination of the equipment lease agreement of even date between the parties hereto, which is incorporated herein by reference.

                  10.2 Except as expressly set forth in this Agreement, termination of this Agreement:

                  (a) will not affect or impair the rights, liabilities and obligations of any party under any purchase order issued prior to the effective date of termination; and

                  (b) will not relieve any party of any obligation or liability incurred under this Agreement prior to the effective date of termination.

                  10.3 Upon any termination of this Agreement, BIOSEARCH will, if requested in writing by BARD, promptly ship to BARD all raw materials, work-in-process and finished goods inventories used or usable in connection with the manufacture of CATHETERS including shipping and packing supplies. BIOSEARCH shall invoice BARD at its cost for any such requested inventories upon shipment.

            11. FORCE MAJEURE.

                  11.1 Failure by BIOSEARCH to make or by BARD to take or require any delivery hereunder (or portions thereof) when due shall not subject the non-performing party to any liability to the other party if the non-performing party declares in writing to the other party that performance cannot be made due to: (a) an act of God or the public enemy, fire, explosion, perils of the sea, flood, drought, war, riot, sabotage, accident or embargo; (b) without limiting the foregoing circumstances, any circumstances of like or different character beyond the reasonable control of the party so failing; (c) interruption of or delay in transportation beyond the reasonable control of the party so failing; (d) inadequacy or shortage or failure of normal sources of supply of materials, energy or equipment beyond the reasonable control of the party so failing; (e) equipment breakdowns beyond the reasonable control of the party so failing; (f) labor trouble from whatever cause arising and whether or not the demands of the employees involved are reasonable and within said party's power to concede; or (g) compliance by BIOSEARCH or BARD with any order, action, direction or request of any governmental officer, department, agency, authority or committee thereof (any occurrence or condition set forth in subsections (a) through (g) above are herein referred to as "Force Majeure"); provided, however, that in the event Force Majeure prevents such party from performing for thirty (30) days (either consecutively or in the aggregate) during the term of this Agreement, the non-performing party shall be deemed to be in default hereunder and the other party may terminate this Agreement upon written notice without further obligation.

                  11.2 The party claiming an excuse hereunder shall promptly notify the other party in writing, specifying the reasons therefor and expected duration thereof. Such party shall take reasonable steps to ensure resumption of full performance hereunder as soon as reasonably possible.

                  11.3 During the pendency of any Force Majeure situation, should BIOSEARCH retain any manufacturing capacity,

BIOSEARCH shall allocate a proportion of such manufacturing capacity to BARD which is no less favorable than that granted to any other customer of BIOSEARCH.

            12. Product Liability Insurance; Indemnification.

            12.1 (a) During the term of this Agreement, BIOSEARCH shall maintain, at its expense, a policy of comprehensive general liability insurance, with products liability endorsement, in the minimum amount of $3,000,000.00 per occurrence and in the annual aggregate. Said policy shall name BARD and its AFFILIATES as additional insureds, as their interest may appear, only with respect to CATHETERS sold by BIOSEARCH hereunder. BIOSEARCH shall furnish BARD with a certificate of insurance evidencing such coverage within thirty (30) days of the execution of this Agreement, which certificate shall provide for not less than thirty (30) days notice to BARD prior to material change in coverage or policy cancellation.

            12.2 During the term of this Agreement, BARD shall maintain, at its expense, a policy of comprehensive general liability insurance, with products liability endorsement, in the minimum amount of $3,000,000.00 per occurrence and in the annual aggregate. Said policy shall name BIOSEARCH as an additional insured, as its interest may appear, only with respect to CATHETERS sold by BIOSEARCH to BARD or its AFFILIATES hereunder. BARD shall furnish BIOSEARCH with a certificate of insurance evidencing such coverage within thirty (30) days of the execution of this Agreement, which certificate shall provide for not less than thirty (30) days notice to BIOSEARCH prior to material change in coverage or policy cancellation.

            12.3 BIOSEARCH agrees to indemnify, defend (using counsel selected by BIOSEARCH which is reasonably acceptable to BARD) and hold harmless, BARD, if AFFILIATES and their respective officers, directors, employees and customers, from and against any and all liabilities, losses, damages, costs or expenses (including, without limitation, reasonable attorneys' and accountants' fees and expenses, court costs and all other out-of-pocket expenses) directly or indirectly incurred by such persons or entities arising out of or in connection with: (i) any failure by BIOSEARCH to manufacture CATHETERS in accordance with the SPECIFICATIONS or coat CATHETERS in accordance with the SPECIFICATIONS, or
(ii) any other breach by BIOSEARCH of any of the terms or conditions of this Agreement, or (iii) any third party claim alleging that the manufacture use, sell, offer for sale or import of any CATHETERS sold by BIOSEARCH to BARD or any AFFILIATE hereunder infringes the proprietary rights of the third party where the basis of the alleged infringement is (a) the CATHETERS (without regard to SUPERSLIP COATING applied thereto) alone and not in combination with any other item, or (b) the METHODS.

            12.4 BARD hereby agrees to indemnify, defend (using counsel selected by BARD which is reasonably acceptable to BIOSEARCH) and hold harmless, BIOSEARCH, its officers, directors and employees, from and against any and all liabilities, losses, damages, costs or expenses (including, without limitation, reasonable attorneys' and accountants' fees and expenses, court costs and all other out-of-pocket expenses) directly or indirectly incurred by such persons or entities arising out of or in connection with: (i) any breach by BARD or any AFFILIATE of any of the terms and conditions of this Agreement, (ii) the sale of any CATHETERS purchased from BIOSEARCH by BARD or any AFFILIATE, subject to BIOSEARCH's obligations under Section 12.3 of this Agreement and further subject to BIOSEARCH's defense and indemnification obligations under the ASSET PURCHASE AGREEMENT.

            12.5 Within thirty (30) days after BARD or BIOSEARCH, as the case may be (hereinafter the "Indemnified Party"), has received notice of or has acquired knowledge of any claim by any person or entity not a party to this Agreement of the commencement or threatened commencement of any action or proceeding by any person or entity not a party to this Agreement ("third party claim") or has acquired knowledge of any other claim hereunder against the other party hereto ("first party claim") the Indemnified Party shall, if such claim is indemnifiable by the other party pursuant hereto (hereinafter the "Indemnifying Party"), give the Indemnifying Party written notice of such claim and the commencement or threatened commencement of such action or proceeding, if any. Such notice shall state the nature and basis of such claim and, if ascertainable, the amount thereof. Notwithstanding the foregoing, the failure of the Indemnified Party to give such notice shall not excuse the Indemnifying Party's obligation to indemnify and, in the case of a third party claim, defend the Indemnified Party, except to the extent the Indemnifying Party has suffered damage or prejudice by reason of the Indemnified Party's failure to give or delay in giving such notice. Within ten (10) business days of receipt of any notice issued by the Indemnified Party pursuant to this Section 12.5, the Indemnifying Party shall notify the Indemnified Party whether the Indemnifying Party acknowledges its indemnification obligation and, in the case of a third party claim, its defense obligation with respect to the claim which was the subject of the Indemnified Party's notice or whether it disclaims such obligation(s). In the event the Indemnifying Party disclaims or fails to timely acknowledge its obligations with respect to any claim by the Indemnified Party relating to any third party claim, the Indemnified Party shall have the right to defend such claim, with counsel of its own selection, and compromise such claim without prejudice to its right to indemnification hereunder. In the event the Indemnifying Party timely acknowledges its obligations hereunder with respect to any third party claim, the Indemnifying Party shall defend the same with counsel in accordance with the foregoing provisions of this Section 12. Where the Indemnifying Party shall have acknowledged in writing its obligations hereunder with respect to any third party claim, the Indemnified Party may, at its expense, participate in the defense of such third party claim and no such third party claim shall be settled by the Indemnified Party without the prior written consent of the Indemnifying Party. At any time after the Indemnifying Party acknowledges its obligations hereunder with respect to any third party claim, the Indemnifying Party may request the Indemnified Party to agree in writing to the payment or compromise of such third party claim (provided such payment or compromise has been previously approved in writing by the third party claimant), whereupon such action shall be deemed agreed to by the Indemnified Party and shall be agreed to in writing by the Indemnified Party unless such settlement would involve a remedy or remedies other than the payment of money damages by the Indemnifying Party.

            12.6 In the event either party makes a claim against the other party under Section 12 hereof and further in the event the party receiving notice of such claim fails to timely acknowledge its obligations hereunder with respect to such claim or disclaims such obligations, the parties, within sixty (60) days of the date of issuance of notice by the party making such claim, shall meet and attempt to resolve in good faith the dispute between the parties with respect to such claim. If the parties fail to resolve such dispute within seventy-five
(75) days of the date of issuance of notice by the party making such claim, the party making such claim may thereafter commence litigation against the other party in a court of competent jurisdiction for determination of its claim. Upon resolution of any claim pursuant to this Section 12.6, whether by agreement between the parties or the rendering of a final judgment from which no appeal lies in any litigation, the appropriate party under an agreement or the party against which judgment is rendered in litigation shall, within ten (10) days of such resolution, pay over and deliver to the other party funds in the amount of any claim as resolved, and any fees, including attorneys' fees, incurred by such other party with respect to any such litigation.

            13. Survival.

                  13.1 The provisions of Section 12 of this Agreement, and all of the representations and warranties made in this Agreement, and all terms of this Agreement intended to be observed or performed by BARD or BIOSEARCH after the expiration or termination hereof, shall survive the expiration or the termination of this Agreement and continue, thereafter, in full force and effect.

            14. Entire Agreement.

                  14.1 This Agreement and any BARD purchase orders placed in accordance herewith shall constitute the entire agreement between BIOSEARCH and BARD with respect to the subject matter hereof, and this Agreement may not be changed or modified except by an instrument in writing between them which states that it is an amendment hereto.

             15. Assignability. This Agreement may not be assigned by either party without the prior written consent of the other party except: (a) with respect to BARD, to a successor to all or substantially all of its assets related to urological catheters, and (b) with respect to BIOSEARCH, to a successor to all or substantially all the assets of BIOSEARCH, (c) with respect to BARD or BIOSEARCH to a purchaser of substantially all of its stock. The provisions of this Agreement shall be binding on and inure to the benefit of the respective successors and permitted assigns of each party.

            16. Notices. All notices required or permitted to be given by either party hereto to the other shall be deemed to have been given when deposited in the United States certified mail, return receipt requested, postage prepaid, addressed as follows:

            If to BARD:            730 Central Avenue
                                   Murray Hill, New Jersey 07974
                                   Attention: General Counsel

            If to the BIOSEARCH:   35A Industrial Boulevard
                                   Somerville, New Jersey 08876
                                   Attention: President

or addressed to either party at such other address as such party shall hereafter furnish to the other party in writing.

            17. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New Jersey.

            18. Entire Agreement; Benefits. This Agreement, including the Exhibits hereto, any purchase order delivered pursuant hereto and all agreements specifically incorporated herein by reference: (a) constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all other prior agreements and undertakings, both written and oral, between the parties with respect to the subject matter hereof; (b) shall not confer upon any other person any other rights or remedies hereunder, except for the extent specifically provided herein; and (c) shall inure to the benefit of all parties hereto and their respective successors and permitted assigns.

            19. Execution in Counterparts. This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, and in each case such counterparts together shall constitute one and the same instrument.

            20. Captions. The captions in this Agreement are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

            21. Audit. BIOSEARCH hereby grants to BARD the right to audit only those books and records of BIOSEARCH relating to its cost of CATHETER raw materials for purposes of determining the accuracy of any selling price increase taken by BIOSEARCH pursuant to Section 6.2. Any such audit shall be conducted by BARD, at its expense, no more often than annually, upon reasonable advance notice to BIOSEARCH, during BIOSEARCH's regular business hours.

            IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representations to execute this agreement in duplicate as first above written.

                                        BIOSEARCH MEDICAL PRODUCTS, INC.


                                        By:_____________________________________

                                        Title:__________________________________

                                        Date:___________________________________

                                        C.R. BARD, INC.


                                        By:_____________________________________

                                        Title:__________________________________

                                        Date:___________________________________

                                                                       EXHIBIT D
                                     [LOGO]

                                    BIOSEARCH

Robert J. Moravsik
Attorney at Law
Vice President, General Counsel
and Secretary
Admitted: NJ & NY
Email: rjmoravs@planet.net

February 25, 1999

C.R. Bard, Inc.
730 Central Avenue
Murray Hill, NJ 07974

Dear Sir:

      I am employed as Vice President and General Counsel for Biosearch Medical Products, Inc., a New Jersey corporation ("Biosearch") and in that capacity I have acted as counsel to Biosearch with respect to the sale of certain assets of Biosearch relating to the manufacture of, sterilization of and packaging of certain intermittent urinary catheters devices ("medical devices") to C.R. Bard, Inc. ("Bard"), the sale of certain intellectual property relating to these medical devices and a supply agreement whereby, Biosearch promises to manufacture and supply to Bard, the medical devices for a period set forth in the documents.

As counsel, I have examined the following:

      (1) The Asset Purchase Agreement, including all Schedules and Exhibits;

      (2) The Bill of Sale

      (3) The Equipment Lease Agreement whereby, Bard agrees to lease back certain of the purchased assets to Biosearch to enable Biosearch to fulfill the terms of the Supply Agreement;

      (4) A License and Supply Agreement whereby, Biosearch will manufacture and coat urinary catheters for Bard with subsequent packaging and sterilization done by Bard;

      (5) Articles of incorporation of Biosearch and all amendments thereto to date;

      (6) By-laws of Biosearch and all amendments thereto to date;

      The documents referred to in items (1) through (6) above are

--------------------------------------------------------------------------------
BIOSEARCH MEDICAL PRODUCTS INC. 35 INDUSTRIAL PARKWAY P.O. BOX 1700
SOMERVILLE, NJ 08876-1276 (908) 722-5000 (800) 326-5976 FAX (908) 722-5024

Biosearch Medical Products, Inc. to                                       Page-2
C.R. Bard, Inc.
Counsel's Opinion
--------------------------------------------------------------------------------


referred to herein as the "Transaction Documents."

      I have also examined such other corporate records of Biosearch, certificates of public officials and of officers of Biosearch, and agreements, instruments and other documents as I have deemed necessary in order to render the opinions expressed below. As to questions of fact material to such opinions, I have, when relevant facts were not independently established by me, relied upon certificates of officers of Biosearch. I have assumed the genuineness of all signatures on all documents submitted to me as certified or photostatic copies. I have also assumed the due authorization, execution and delivery of the Transaction Documents by all parties thereto other than Biosearch.

On the basis of the foregoing, I am of the opinion that:

1. Biosearch is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New Jersey and has all corporate powers, and authority, and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, to own and operate its properties and assets, and to enter into and perform in accordance with the Transaction Documents. Biosearch is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where Biosearch is required to be so qualified.

2. The execution, delivery and performance by Biosearch of the Transaction Documents and the consummation by Biosearch of the transactions contemplated thereby are within Biosearch's corporate powers and have been duly authorized, executed and delivered by all necessary corporate action on the part of Biosearch, and the Transaction Documents constitute legally binding obligations of Biosearch, enforceable against it in accordance with their respective terms, subject to bankruptcy, insolvency, and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles. No stockholder approval for this transaction is required under the Laws of the State of New Jersey.

3. The consummation of the transactions contemplated by the Asset Purchase Agreement requires Biosearch to exercise its best efforts to obtain regulatory consent from the New Jersey Department of Environmental Protection and Energy ("DEPE") under the law commonly known as the Industrial Site Reclamation Act "ISRA" prior to closing. The Company has retained J.M. Sorge of Branchburg, New Jersey as its ISRA consultant and expects to file for such consent or authorization with due speed after closing.

4. The execution, delivery and performance by Biosearch of the Transaction Documents does not and will not (i) contravene or conflict with the certificate of incorporation or bylaws of Biosearch, (ii) contravene or conflict with or constitute a violation of any provision

Biosearch Medical Products, Inc. to                                       Page-3
C.R. Bard, Inc.
Counsel's Opinion
--------------------------------------------------------------------------------


of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Biosearch, (iii) constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of Biosearch or to a loss of any benefit to which Biosearch is entitled under any provision of any agreement, contract or other instrument binding upon Biosearch or by which any of the Purchased Assets is or may be bound or of any Permit or
(iv) result in the creation or imposition of any Lien on the Purchased Assets.

Furthermore:

1. To the best of my knowledge and belief: (i) Biosearch is not in violation of its Certificate of Incorporation or its bylaws, (ii) is not in violation of any agreement material to the Purchased Assets or to its facility, (iii) has not received any notice that it is in violation of any law or regulation pertaining to or relating to any such Purchased Assets or it's facility.

2. Except as set forth in the Transaction Documents or any Schedule thereto, I am not aware of any action, suit or proceeding pending or threatened before any court, arbitrator or governmental agency against Biosearch which is reasonably likely to have a material adverse effect upon Biosearch or which would seek or enjoin or prevent the consummation of the transactions contemplated by the Transaction Documents.

3. I have reviewed the Asset Purchase Agreement and am not aware of any other material exceptions to the representations of Biosearch set forth in the Asset Purchase Agreement. I have relied on representations of management of Biosearch in this regard.

4. To the best of my knowledge and belief, Biosearch has good and valid title to all of the purchased assets, free and clear of all liens, security interests and other encumbrances.

5. To the best of my knowledge and belief, Biosearch has complied in all material respects with all laws, ordinances, rules and regulations of any governmental authority pertaining to or relating to the Purchased Assets or its facility.

Very truly yours,


/s/ Robert J. Moravsik

Robert J. Moravsik, Vice President, General Counsel and Secretary

*bard.rjm

Schedule 2.9 3rd Party Consents except for DEP, ISRA
NONE

Schedule 2.11(a) Third party Complaints NONE

Schedule 2.11B Insurance

                            ASSET PURCHASE AGREEMENT

                                Schedule 2.11(B)

                          MedMarc Casualty Insurance Co
                          4000 Legato Road, Suite 800
                          Fairfax, Virginia 22033

Policy Period      6/1/98      To      6/1/99      Product Liability Insurance

Limits of Insurance:

     General Aggregate Limit                           Excluded
     Products-Completed Operations Aggregate Limit     $3,000,000
     Personal & Advertising Injury Limit.              Excluded
     Each Occurance Limit                              $3,000,000.
     Fire Damage Limit                                 Excluded
     Medical Expense Limit                             Excluded

LICENSE AND SUPPLY

Exhibit A Asset Purchase-Shanley to attach

Exhibit B, C And D. This information all contained in documents in possession of David Marshall, Oct 7, 1998
PHOTOS ATTACHED

Equipment Lease -- Schedule A

                                 ASSET PURCHASE

                                SCHEDULE 1.1(A)

                                     [LOGO]

                                    BIOSEARCH(R)
                               MEDICAL PRODUCTS INC.

                                                                October 13, 1998

ANDY SAAT                                                     via fax
Business Development Director                           ========================
BARD MEDICAL DIVISION                                   FAX      1-770-385-4755
C.R.BARD, Inc.                                          pages -> 1
8195 Industrial Blvd.                                   Phone    1-770-784-6479
Covington, GA. 30014                                    ========================

RE:   LIST OF ITEMS PER PHOTOS OF INTERMITTENT CATHETER
      COATING MACHINE

Dear Andy,

Listed below are is the written list of items shown in the digitized photographs sent to you previously. I hope that this will meet the needs of your financial department.

Photo             No.
Ref No.           Units       Description
-------           -----       -------------------------------------------------

A                 1           Intermittent Catheter Coating Machine, (Complete)
                              (Includes Loading, Dipping and Curing)
B                 1           Tube Holder Return System
C                 17          Tube Holders (aka, Tube Racks)
D                 1           Coating Solution Pump & Filter System (Complete)
E                 1           Coating Solution Dip Tank with fitments
F                 2           Blotting Pad Holder Tray
G                 1           Coating Machine wall mounted Control Panel
H                 1           5 Zone Temperature Monitor, wall mounted
I                 1           Dot matrix printer for "H"


                                    Sincerely,

                                [GRAPHIC OMITTED]

                              Martin Dyck, President,
                           {e-mail: mcdyck@biosearch.com}

--------------------------------------------------------------------------------
BIOSEARCH MEDICAL PRODUCTS, INC. P.O. BOX 1700 SOMERVILLE, NJ. 08876-1276
        (USA) TEL: 908-722-5000 FAX: 908-722-5024     [GRAPHIC OMITTED] ISO 9001

                                 ASSET PURCHASE

                                 SCHEDULE 1.1(A)

                                     [LOGO]

                                  BIOSEARCH(R)
                              MEDICAL PRODUCTS INC.

                                                                October 13, 1998

ANDY SAAT                                                       via fax
Business Development Director                           ========================
BARD MEDICAL DIVISION                                   FAX      1-770-385-4755
C.R.BARD, Inc.                                          pages -> 1
8195 Industrial Blvd.                                   Phone    1-770-784-6479
Covington, GA. 30014                                    ========================

RE:   LIST OF ITEMS PER PHOTOS OF INTERMITTENT CATHETER
      COATING MACHINE

Dear Andy,

Listed below are is the written list of items shown in the digitized photographs sent to you previously. I hope that this will meet the needs of your financial department.

Photo             No.
Ref No.           Units       Description
-------           -----       -------------------------------------------------

A                 1           Intermittent Catheter Coating Machine, (Complete)
                              (Includes Loading, Dipping And Curing)
B                 1           Tube Holder Return System
C                 17          Tube Holders (aka, Tube Racks)
D                 1           Coating Solution Pump & Filter System (Complete)
E                 1           Coating Solution Dip Tank with fitments
F                 2           Blotting Pad Holder Tray
G                 1           Coating Machine wall mounted Control Panel
H                 1           5 Zone Temperature Monitor, wall mounted
I                 1           Dot matrix printer for "H"


                                   SINCERELY,

                                [GRAPHIC OMITTED]

                             Martin Dyck, President,
                         {e-mail: mcdyck@biosearch.com}

--------------------------------------------------------------------------------
BIOSEARCH MEDICAL PRODUCTS, INC. P.O. BOX 1700 SOMERVILLE, NJ. 08876-1276
      (USA) TEL: 908-722-5000 FAX: 908-722-5024       [GRAPHIC OMITTED] ISO 9001

Schedule 1.1 B Hydromer BMP Lease

                                      LEASE

               HYDROMER, INC. TO BIOSEARCH MEDICAL PRODUCTS, INC.
                 PREMISES-35 INDUSTRIAL PARKWAY, SOMERVILLE, NJ
                                    36 MONTHS

                      COPY OF LEASE SIGNED ON JUNE 12, 1998

Schedule 2.4 Liens

NONE

Schedule 2.6 Litigation - NONE